UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

XEDAR CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-08356	84-0684753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8310 South Valley Highway, Suite 220
Greenwood Village, CO 80111
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:   (303) 377-0033

2560 W. Main Street, Suite 200
Littleton, CO 80120
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective December 31, 2006, Xedar Corporation, a Colorado corporation (“Registrant”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Premier Data Services, Inc., a Delaware corporation, and a subsidiary of Registrant formed for the purposes of the merger. Before the Merger Agreement there was no material relationship between the Registrant or its affiliates and Premier Data Services, Inc. The Merger Agreement is further described below.

Effective January 1, 2007, a wholly owned subsidiary of Premier Data Services, Inc., PDS GIS/LIS, Inc., a Delaware corporation, entered into an agreement with the sole members of Land Links Company, Ltd., a New Mexico limited liability company (“Land Links”), pursuant to which the subsidiary acquired all of the membership interests of Land Links from the two owners thereof for 360,000 shares of the common stock of Registrant. Before the transaction there was no material relationship between Land Links and Premier Data Services, Inc. or its affiliates.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective December 31, 2006 the Registrant issued, pursuant to the Merger Agreement with Premier Data Services, Inc., an aggregate of 14,082,871 shares of its common stock for 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier Data Services, Inc., based upon a conversion ratio of 0.78199 shares of the Registrant’s common stock for 1 share of Premier Data Services, Inc. common stock, and 1.25922 shares of the Registrant’s common stock for 1 share of the Series A preferred stock of Premier Data Services, Inc. The remaining 91,244 shares of Premier Data Services, Inc. common stock and the remaining 477,688 shares of Premier Data Services, Inc. Series A preferred stock will be offered appraisal rights. Further, there remain 44,570 options to purchase Premier Data Services, Inc. common stock that expire in 2015. If the options are exercised, the owners of the resulting common stock would become minority owners in Premier Data Services, Inc.

Following the closing of the Merger Agreement, there were 16,582,871 shares of the Registrant’s common stock outstanding and Premier Data Services, Inc., became a subsidiary of the Registrant. All references to the “Company,” “Premier,” “we,” “our” or “us” refer to the now combined operations of the Registrant and Premier Data Services, Inc. The business, operations, management and other material information concerning the Company is set forth below.

FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors," "Management's Discussion and Analysis or Plan of Operation," and "Business and Properties" and in other sections of this Current Report on Form 8-K that are forward looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms, and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward looking statements. In particular, you should consider the risks outlined under "Risk Factors."

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not rely upon forward-looking statements as predictions of future events. We are under, and we undertake, no duty to update any of these forward-looking statements after the date of this Current Report on Form 8-K to conform our prior statements to actual results or revised expectations.

SUMMARY INFORMATION

Overview
We have two primary lines of business:

We obtain federal geographical and land information ownership data from the Bureau of Land Management and state and county geographical and land information data from various states and counties and convert this information into databases that are sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. This service is offered both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. We also offer production mapping services to a number of clients.

We also provide information technology systems and enterprise assurance and security analysis services to various federal government agencies. We use an internally-developed systems security analysis tool to improve the efficiency of our consultants, which allows us to bid more competitively for new work.

We have over 200 commercial and government customers. Approximately 75% of our revenue is derived from government customers, which include the Department of State, the National Park Service, the Internal Revenue Service, the Bureau of Land Management, the Bureau of Reclamation, and the U.S. Forest Service. Our commercial customers include most of the major domestic petroleum companies including: Anadarko Petroleum, BP America, ConocoPhillips, Devon Energy, EnCana, Shell, Williams Production, and Yates Petroleum.

Our principal executive offices are located at 8310 South Valley Highway, Suite 220, Englewood, Colorado 80112 and our telephone number is 303-377-0033. We also maintain an Internet site at www.premierdata.com. Our common stock trades in the Over-the-Counter market (OTC.BB) under the ticker symbol “XDRC.”

Fiscal Year End
Our fiscal year ends on December 31 of each year. Unless otherwise indicated, references herein to an individual year means the fiscal year ended December 31. For example, “2005” refers to the fiscal year ended December 31, 2005.

Company History
Premier Data Services, Inc., was formed in 1994 by four partners, three of whom remain with the Company. We then issued a string of successful land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006. Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

Initial sales efforts were targeted primarily at the mining industry, followed by the oil & gas industry and then the federal government market, with sales to the Bureau of Land Management (BLM), Bureau of Reclamation, and U.S. Forest Service.

We acquired FuGEN, Inc., a Maryland-based software development and systems consulting company, in early 2002. This gave us an expanded foothold in the federal government marketplace, which has led to major information technology systems and enterprise security consulting projects with the Department of State, the Veterans Administration, the Bureau of Land Management, and the National Park Service. FuGEN was also founded in 1994. The founder and the initial two members of FuGEN’s executive staff are still active in our day-to-day operations.

Capital Structure
Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share. Each owner of common stock has equal right to dividends and voting and there are no preemptive rights associated therewith.

Geographical Information Systems Segment
Our Geographical Information Systems (“GIS”) segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records. In fiscal year 2006, our GIS segment’s client base included the Bureau of Land Management, the Bureau of Reclamation, the National Park Service, and more than 200 commercial oil and gas customers. Approximately 50% of our GIS segment’s revenues come from subscriptions to its database products, and 50% from its GIS production services. There is typically a modest decline in revenues related to GIS production services during the fourth quarter of each year, due to reduced client activity levels and a smaller number of business days than in other quarters.

Customers who use the land database products can access information through an internet site or by compact disc. The database products provide database queries, reports, and digital maps for over 13,000,000 Bureau of Land Management and state land records in the Rocky Mountain area of the United States. Users can investigate such land information as competitor activity, federal and state lease ownership, lot and tract survey data, open federal acres, split estate lands, and trend acreage positions.

In the area of production services, our GIS segment provides data editing and enhancement, scanning, data conversion, data integration, and custom mapping. The typical customer uses these services to convert existing GIS data into a digital format, or to integrate disparate data sets.

Information Technology Consulting Segment
Our consulting segment provides independent verification and validation and information assurance on large projects within several federal agencies. In fiscal year 2006, our consulting segment’s client base included the National Park Service as a prime contractor, and the Internal Revenue Service, USAID and the Department of State as a subcontractor. The Department of State contract represents 46% of the segment’s revenues. There is typically a modest decline in consulting revenues during the fourth quarter of each year, due to a smaller number of business days than in other quarters that is driven by a high concentration of mandatory federal government holidays.

Other Segments
Our customer relationship management segment provided software maintenance support, and was sold in November 2006. Our justice information systems segment created and installed court case management systems, and was combined with our consulting segment at the end of 2006.

Product Development and Technology
Our product development efforts and use of technology focus on the collection, management, and delivery of critical information to its customers through its database offerings. The management and expansion of our databases are central to our product development efforts. We continuously update and refine our databases through proprietary methods and the use of technology encompassing the following steps:

•	Gathering content from outside sources;
•	Authenticating the content based on error-checking routines;
•	Translating this information into useable formats;
•	Tagging the information for multiple attributes and indexing for retrieval purposes;
•	Posting to our Internet site for access by customers, or writing the information to compact discs for delivery to customers.

It is our ability to gather data from disparate sources, and the use of our proprietary software and data management capabilities, which allow improved access to this data, coupled with our authentication and error-checking routines, that differentiates the services we offer.

We use proprietary and non-proprietary technologies that index critical information in a variety of ways, such as broad field categories, document type, and document title. We employ robust, redundant storage technology to ensure that its critical information is highly available. Our processes allow for updating as soon as new information becomes available.

Customers
We have a diverse customer base that includes many of the largest companies or government entities in the industries it serves. Our government customers include counties, states, and the federal government. The majority of our GIS customers are comprised of large multi-national and national oil and exploration companies. In 2005, our largest customer generated 50.1% of our total revenue.

Government Contracts
We sell our products and services to various government agencies and entities. One contract, through a prime contractor with the Department of State, comprised 25.2% of our total 2005 revenues. Our government contracts are subject to terms that would allow for termination at the election of the government. With the exception of the Department of State contract, we believe that no termination of any contract or subcontract at the election of the government would have a material adverse impact on its financial results.

Sales and Marketing
A sales focus is embedded throughout all levels of our corporate culture and has contributed significantly to our consistently strong revenue growth and current sales funnel. We have two full time sales people, yet we have eight employees with a large portion of their focus and responsibilities connected to sales. In addition to our own personnel, we have multiple teaming and reseller relationships, which are utilized as an economical means to promote install and maintain its products and services.

We support this sales culture through a combination of marketing efforts which include a well maintained, functional and attractive web site, a quarterly e-news letter to all clients, attendance at selected trade shows, participation in selected trade associations and an assortment of collateral materials.

Federal land data customers are easy to identify because any government agency involved with land use in the western United States must have access to information such as that available through our products. In most cases, such as the Bureau of Land Management, there is already an in-house staff that is reviewing land data and creates maps, but it does so mostly by hand. The value proposition presented in these instances focuses on labor savings, improved customer service, time reduction and the improved accuracy to be realized by implementing our products. The main obstacles in closing government sales involve the allocation of funds (which frequently lengthens the sales cycle into the following fiscal year), the lengthy approval process to which most government purchases are subjected and the tendency for internal development vs. outsourcing.

Our commercial oil and gas customers are easily identified, because they appear in the databases provided by the Bureau of Land Management as current federal land leaseholders or bidders for land that is being made available. Our commercial sales staff contacts potential customers based on this information, which is prioritized by the number of lease holdings per customer. One-on-one meetings, which include product demonstrations, follow initial contacts with potential customers. Customers are also identified at trade shows, which are attended by our sales staff on a regular basis. The full sales cycle for oil and gas customers is in the range of three to four months.

Federal systems security projects require considerable face-to-face discussion with the senior information technology managers of a federal department, agency, or bureau. The emphasis in these meetings is on the technical approach to be taken by us, which calls for in-depth discussions of client needs. After initial approval, these projects are given to a contracting manager, who determines the funding vehicles to be used, reviews the proposals, and assigns contracts. In some cases, we do not have access to a particular funding vehicle, and so we have managed projects from the position of a subcontractor to another entity with the appropriate funding vehicle. Our strategy to expand by acquisition, as discussed further below, should give us sufficient mass to bid directly on a larger proportion of major government systems security projects, thereby allowing us to act as the prime contractor and potentially garner a larger share of the revenue from each project.

The sales cycle for systems security projects ranges from three months to a year, with very large projects occasionally requiring a longer sales cycle.

Customer Support
Our customer support program includes customer service, training, and surveys:
•	Customer service. We maintain a customer service desk at our Colorado location, which is open during regular business hours to assist customers using our land databases.
•	Customer training. We have posted our training manuals on our Internet site, and also periodically releases training tips to all registered users of our products.
•
Customer surveys. We periodically issues an Internet-based survey to our customers to determine what types of land databases they would like to see us produce, and the priority in which those databases should be released.

All customer contacts handled through the customer service desk are tracked using a customer relationship management database. This database is periodically reviewed and summarized on a monthly basis, with key issues being brought to the attention of managers for further action.

Competition
The dominant player in the GIS marketplace is Environmental Systems Research Institute (ESRI), which is the largest GIS company in the world. ESRI is a privately held company. ESRI’s target market is top-level major GIS systems. We are an ESRI Business Partner that builds extensions to ESRI products to integrate with its client’s specific business processes. We rarely compete with ESRI; rather, our product offerings are complementary. Our land database products and related production services compete with offerings from InfoPipe Inc., Divestco Inc., Geographic Technologies Group, LandWorks, Inc., and WhiteStar, Inc. In addition, the federal government itself can be considered a competitor, since it is making an increasing amount of land data available to the public via the Internet and other means. Thus far, the competitive threat posed by the federal government has not been significant due to the primitive format in which the government provides data, as well as the lack of any tools to browse or easily search such data.

Our consulting segment competes against a large number of companies, and has subcontracted with several of them. Competitors include CACI, SCS, SAIC, STG, Inc., ITS Services, NCI Information Services and Stanley Associates. We differentiate our self by virtue of the quality of the services we deliver, as well as the use of an internal analysis tool that improves the efficiency of our consultants. The segment’s quality of service has resulted in several of the company’s projects extending for many years.

Intellectual Property
We have trademarked, or applied for trademarks, on the names of many of our products, and we have exercised reasonable measures to protect our intellectual property rights and enforce these rights when we become aware of any potential or actual violations or misuse.

Employees
As of January 2, 2006, we had approximately 40 total employees, of which 4 were part time employees, and all of whom are located within the United States. None of the employees are represented by a collective bargaining agreement and we consider our employee relations to be good.

Offices
We lease approximately 8,200 square feet of office space in Englewood, Colorado, which comprises our headquarters, and we lease approximately 3,500 square feet of office space in Rockville, Maryland. Our lease in Englewood, Colorado requires monthly payments of $13,623 and expires in May 2008 and our lease in Rockville, Maryland requires monthly payments of $8,083 and expires in May 2009. We believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that additional or alternative space will be available on commercially reasonable terms for future use and expansion.

Legal Proceedings
We are not party to any material litigation and we are not aware of any pending or threatened litigation that could have a material adverse effect upon our business, operating results, or financial condition.

MANAGEMENT

Directors, Executive Officers, and Key Employees
The names and ages of our directors and executive officers and their positions are as follows:
Name	Age	Position
Hugh H. Williamson, III	64	President, CEO, and Director (Chairman)
Steven M. Bragg	46	Chief Financial Officer, Secretary and Treasurer
Ernest Mathis, Jr.	46	Director(1)
Trusten A. McArtor	64	Director(1)
Roger J. Steinbecker	64	Director(1)
Craig A. Parker	42	Director(1)
John P. Moreno	49	Director(1)
Jack H. Jacobs	61	Director(1)
Samuel J. Camarata, Jr.	51	Director(1)
Richard V. Souders	62	President and CEO of Subsidiaries(2)
_________________________________
(1) Prior to the Merger, Mr. Mathis was our sole officer and director. Pursuant to the Merger Agreement, Mr. Mathis resigned as an officer upon the effective date of the Merger, and has submitted his resignation as a Director to be effective upon compliance with the requirements of Rule 14(f) promulgated under the Securities Exchange Act of 1934. It is contemplated, pursuant to the terms of the Merger Agreement, that upon the effective date of the resignation of Mr. Mathis as a Director, that Mr. Williamson, as our sole remaining Director, pursuant to our bylaws, shall immediately enlarge the Board to seven (7) Directors and shall appoint Messrs. McArtor, Steinbecker, Parker, Moreno, Jacobs, and Camarata, Jr. as Directors to fill the vacancies.
(2) Mr. Souders is the President and CEO of each of our subsidiaries, including Premier Data Services, Inc., PDS GIS/LIS, Inc., and FuGEN, Inc.

Officers and Directors
Hugh Hardy Williamson III. Since December 31, 2006, Mr. Williamson has been our President and Chief Executive Officer and a Director, and since 1994 the principal investor in and Chairman of Premier Data Services, Inc. Mr. Williamson is a former Fortune 500 Chairman and CEO, and has extensive CEO experience in NYSE, ASE, and privately held companies. Currently, he is a principal investor and an active participant in several other business enterprises. He has an MBA from Texas Tech University, as well as a B.S. in Engineering Sciences from the United States Air Force Academy.

Steven Mark Bragg. Since December 31, 2006, Mr. Bragg, CPA, has been our Chief Financial Officer, Treasurer and Secretary, and since 1999 Premier Data Services, Inc.’s Chief Financial Officer, Treasurer and Secretary. Mr. Bragg has been the CFO or controller of four companies, as well as a consulting manager with Ernst & Young. He is the author of over 30 business books and a co-author of the Wiley GAAP Guide. Mr. Bragg's education includes an MBA from Babson College, an MA in Finance from Bentley College and a BA in Economics from the University of Maine.

Earnest Mathis Jr. Since December of 2005, Mr. Mathis has been a Director and, from that date until December 31, 2006, was our President, Chief Executive and sole officer. Mr. Mathis has submitted his resignation as a Director to be effective upon compliance with Rule 14(f) promulgated under the Securities Exchange Act of 1934.

Proposed Directors
Trusten Allan McArtor. Since 2001, Mr. McArtor has been the chairman of Airbus North America Holdings, which is the parent company of Airbus North America Sales, Airbus North America Customer Services, and Airbus North America Engineering. Previously, he was the founder and CEO of Legend Airlines, as well as Administrator of the Federal Aviation Administration. Mr. McArtor has a B.S. in Engineering Sciences from the United States Air Force Academy, as well as an MSE from Arizona State University.

Roger John Steinbecker. Since 2001 Mr. Steinbecker has been a retired PriceWaterhouseCoopers (PWC) audit partner. From 1991 to 1999, he was the managing partner of PWC’s Denver and Philadelphia offices, and the audit partner for a number of publicly-held companies. Mr. Steinbecker’s education includes a BS in Business Administration and an MA in Accounting from the University of Missouri.

Craig Andrew Parker. Since 2006, Mr. Parker has been the CEO of Optimal Reading Services Group. He was formerly the Executive Vice President and General Counsel of Emageon, Inc., and CFO of EnteGreat, Inc. Mr. Parker’s education includes a B.S. from the University of North Carolina and a J.D. from the University of Alabama.

John Patrick Moreno. Mr. Moreno is the founder and since 1990 has been the Senior Executive Recruiter of Executive Search & Consulting, Inc., which is a consulting firm engaged in executive recruiting and start-up and early stage business consulting services. He was formerly the professional division manager of Business Specialists, a national recruiting firm. Mr. Moreno has pursued a degree in Business Administration with Friends University.

Jack Howard Jacobs. Since 1992, Mr. Jacobs has been a principal of The Fitzroy Group, which specializes in real estate development and investments. He was previously a managing director of Bankers Trust, as well as the founder of AutoFinance Group, Inc. He has also attained the rank of Colonel (retired) in the U.S. Army, and was awarded the Congressional Medal of Honor. Mr. Jacobs’ education includes Bachelor’s and Master’s degrees from Rutgers University.

Samuel John Camarata, Jr. Since 1998, Mr. Camarata has been the Executive Vice President of Corporate Strategies for ESRI, Inc., which is the largest provider of geographical information systems software in the world. Mr. Camarata’s education includes a B.S. degree from the University of Utah, and Master of Liberal Arts degree from Utah State University.

Key Employees
Richard Vaughn Souders. Since 1998, Mr. Souders has been President and CEO of Premier Data Services, Inc. In addition, Mr. Souders has served as the President and CEO of each of Premier Data Services, Inc.’s subsidiaries, PDS GIS/LIS, Inc., since it inception in 2006, and FuGEN, Inc., since its acquisition in 2002. Mr. Souders is responsible for all of Premier Data Services, Inc.’s operations, as well as its strategic direction. Mr. Souders has held officer level positions in public and private corporations, including both large multi-billion dollar corporate environments and smaller rapidly growing entrepreneurial ones. His educational background includes an MBA from the University of Tulsa and a Bachelor of Science degree from Oklahoma State University.

Employment Agreements and Compensation

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Stock Options ($) (f)	Non -Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation (i)	Total ($) (j)
Earnest Mathis, Jr. (1)	2006 2005	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Hugh H. Williamson, III (2)	2006 2005	-0- -0-	45,000 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	45,000 -0-
Steven M. Bragg (3)	2006 2005	132,825 129,135	27,500 -0-	-0- -0-	-0- -0-	14,000 14,000	-0- -0-	-0- -0-	174,325 143,135
Richard V. Souders (4)	2006 2005	230,000 215,000	27,500 -0-	-0- -0-	-0- -0-	25,000 25,000	-0- -0-	-0- -0-	282,500 240,000
_______________
(1) Mr. Mathis was our President, Chief Executive and sole Officer until December 31, 2006.
(2) Mr. Williamson became our President and Chief Executive Officer on December 31, 2006, and has been Chairman of Premier Data Services, Inc., since 1994. The amounts set forth above represent amounts paid by Premier Data Services, Inc.
(3) Mr. Bragg became our Chief Financial Officer, Secretary and Treasurer on December 31, 2006. The amounts set forth above represent amounts paid by Premier Data Services, Inc.
(4) Mr. Souders has been the President and CEO of our subsidiary, Premier Data Services, Inc., since 1998. The amounts set forth above represent amounts paid by Premier Data Services, Inc.

Ernest Mathis, Jr. was the sole director of the Registrant until December 31, 2006, at which time Hugh H. Williamson, III became a director also. Neither Mr. Mathis nor Mr. Williamson received any compensation as a director from us or Premier Data Services during the years ended December 31, 2006 or 2005. None of the proposed directors received any compensation as a director from us or Premier Data Services during the years ended December 31, 2006 or 2005.

PRINCIPAL STOCKHOLDERS

As of December 31, 2006, there were 16,582,871 shares of our common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of January 2, 2007 by (i) each person who is known by us to own beneficially more than 5% of our outstanding stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Earnest Mathis, Jr. 2560 W. Main Street #200 Littleton, CO 80120	692,333 (1)	4.2%
Hugh H. Williamson III 8310 South Valley Highway, Suite 220 Greenwood Village, CO 80112	6,047,892 (2)	36.5%
Steven M. Bragg 8310 South Valley Highway, Suite 220 Greenwood Village, CO 80112	166,222	1.0%
Richard V. Souders 8310 South Valley Highway, Suite 220 Greenwood Village, CO 80112	1,311,937	7.9%
Underwood Family Partners, Ltd. 1610 Wynkoop Street, Suite 100 Denver, CO 80202	1,580,501 (3)	9.5%
All executive officers and directors as a group (3 persons)	7,526,051	45.4%
________________
(1) Mr. Mathis has sold 154 shares of our common stock to Premier Data Services, Inc. for $133,333. Such shares are not deemed beneficially owned by Mr. Mathis.
(2) Includes 251,659 shares owned by Mr. Williamson, 4,302,821 shares owned by Humanade LLC, of which Mr. Williamson is the Manager and 1,493,412 shares owned by the Nancy Williamson Revocable Trust, of which Mr. Williamson is the husband of the Trustee and beneficiary.
(3) Underwood Family Partners, Ltd. is a limited partnership, the general partner of which is L. Michael Underwood.

Certain Relationships and Related Transactions
None.

Market for Common Equity and Related Stockholder Matters
Our common stock is listed for trading on the OTC.BB but has not traded for at least one year prior to the date hereof. As of December 31, 2006, a total of 16,582,871 shares of our common stock were outstanding and there were approximately 170 holders of record of our common stock. We have not paid any dividends since our inception and we currently plan to retain all earning for use in our business, and therefore, do not anticipate paying any dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this Current Report on Form 8-K. If any of the events or developments described below actually occurs, our business, financial condition, and results of operations may suffer. In that case, the trading price of our common stock may decline and you could lose all or part of your investment.

Risk Related to Our Business

We depend on database content obtained through agreements with third parties, and the failure to maintain these agreements could prove harmful to our business.

A significant proportion of the content we use in our database products is obtained from either commercial or government entities under licensing agreements or requests under the Freedom of Information Act. In particular, information obtained from government entities cannot be obtained elsewhere. If the government entities restrict or withdraw their content from us, some of our products would be cancelled, which would adversely affect our financial condition.

Our financial results could weaken if we cannot consistently obtain customer renewal of database subscriptions or product maintenance agreements.

In 2005, we obtained approximately 17% of our revenue from subscriptions to our database products. Our results depend on our ability to achieve and sustain high annual renewal rates on existing subscriptions and to enter into new subscription arrangements on commercially acceptable terms. A failure to achieve high annual renewal rates on commercially acceptable terms would have a material adverse effect on our business, financial condition, and operating results.

Our growth strategy may prove unsuccessful.

Our growth strategy involves broadening our database product line, as well as expanding the range of geographic information systems services offerings, and increasing our penetration into the federal government system security market. Land databases are difficult to acquire and make commercially viable, while the addition of new geographical information systems services are highly dependent on our ability to acquire other companies. Further, increased penetration into the systems security market requires the addition of experienced sales staff, who are difficult to acquire and retain. If we are unable to surmount these issues, our operating performance, including our ability to generate additional revenues on a profitable basis, may be adversely affected.

       We may be unable to identify potential acquirees, complete acquisitions, or integrate acquisitions into our operations.

We intend to selectively pursue acquisitions to complement our internal growth. There can be no assurance that we will be able to identify suitable candidates for successful acquisitions at acceptable prices. In addition, our ability to achieve the expected returns and synergies from our past and future acquisitions depends substantially on our ability to integrate the offerings, technology, administrative functions, and personnel of these businesses into our business in an efficient and effective manner. We can provide no assurance that we will be successful in integrating acquired businesses or that acquired businesses will perform at anticipated levels. In addition, our past and future acquisitions may subject us to unanticipated risks or liabilities or disrupt our operations and divert management’s attention from day-to-day operations.

We are affected by conditions and trends in our targeted industries, which may inhibit our ability to grow or otherwise adversely affect our business.

We derive substantially all of our revenue from customers in the oil and gas industry and the federal government. As a result, our business, financial condition, and results of operations depend upon conditions and trends affecting these industries generally. For example, there is an ongoing consolidation trend in the oil and gas industry that has resulted in a reduction of many database subscriptions as our subscribers combine their operations. Also, the federal government has substantially reduced its spending in order to channel funding into various war efforts, resulting in funding reductions on several system security projects. Thus, if continued, these trends could have a material adverse effect on our business. A failure to maintain revenues and margins would have a material adverse effect on our business, financial condition, and operating results.

The loss of key personnel could impair our future success.

Our future success depends in part on the continued service of our executive officers and other key management, sales, consulting, and operations personnel and on our ability to continue to attract, motivate, and retain additional highly qualified employees. The loss of the services of one or more of our key personnel, officers or directors, or our inability to recruit replacements for such personnel or to otherwise attract, motivate, or retain qualified personnel could have an adverse effect on our business, operating results, and financial condition.

We operate in competitive markets, which may adversely affect our market share and financial results.

Our competitors have significant financial and information-gathering resources, recognized brands, technological expertise, and market experience. These competitors are continuously enhancing their products and services, developing new products and services, and investing in technology to better serve the needs of their existing customers and to attract new customers.

Our land database products compete with offerings from InfoPipe Inc., Divestco Inc. and WhiteStar, Inc. In addition, the federal government itself can be considered a competitor, since it is making an increasing amount of land data available to the public via the Internet and other means. Our consulting segment competes against a number of companies, and has subcontracted with several of them. Competitors include CACI, CSC, SAIC, STG, Inc., ITS Services, NCI Information Services and Stanley Associates.

We may also face competition from organizations and businesses that have not traditionally competed with us but that could adapt their products and services to meet the demands of our customers. Increased competition may require that we reduce the prices of our offerings or make additional capital investments, which could adversely affect our margins. If we are unable or unwilling to do so, we may lose market share in our target markets and our financial results may be adversely affected.

We could experience system failures, which could interrupt customer access to our Internet site, shut down various databases linked to our Internet site, or prevent us from distributing information to our customers by other means.

Our ability to protect our data center against damage from fire, power loss, telecommunications failure, or other disasters is critical. Any delays or failures in its systems or errors in the technology that we use to store and deliver content to our customers would harm our business. The growth of our customer base may also strain our systems in the future. In addition, our products could be affected by failures of third-party technology used in our products and internet site, and we may have no control over remedying such failures. Any failures or problems with our systems could force us to incur significant costs to remedy such failures or problems, decrease customer demand for our products, tarnish our reputation, and harm our business.

Shares eligible for future sale could depress the price of our shares.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our shares. As of December 31, 2006, we had 16,582,871 shares of common stock outstanding. Our principal stockholders are entitled to require us to register such shares under the Securities Act and, in some cases, are subject to the lock-up agreements described below. Any sales of common stock by us or our principal stockholders, or the perception that such sales might occur, could have a material adverse effect on the price of our shares.

Substantially all of our shareholders have agreed not to sell or otherwise dispose of their shares of common stock until December 2007, with the exception of two shareholders who own approximately 2,230,000 shares, and who may sell those shares at any time, subject to applicable securities law. However, upon the expiration of the lock-up periods, a significant number of shares of our common stock will, subject to applicable securities law, become freely tradable, which could depress the market price of its stock.

The price of our common stock may be volatile and may be affected by market conditions beyond the our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond the our control, including:

•	Quarterly variations in actual or anticipated results of operations;
•	Changes in financial estimates by securities analysts;
•	Actions or announcements by us or our competitors;
•	Regulator actions;
•	Litigation;
•	Loss or gain of major customers or content providers;
•	Additions or departures of key personnel; and
•	Future sales of our common stock.

Market fluctuations could result in volatility in the price of our common stock, which could cause a decline in the value of your investment. In addition, if our operating results fail to meet the expectations of stock analysts or investors, we may experience an immediate and significant decline in the trading price of our common stock.

Management’s Discussion and Analysis or Plan of Operation

Overview
Premier Data Services, Inc., was formed in 1994 by four partners, three of whom remain with us. We then issued a string of successful land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006. Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

Initial sales efforts were targeted primarily at the mining industry, followed by the oil and gas industry and then the federal government market, with sales to the Bureau of Land Management (BLM), Bureau of Reclamation, and U.S. Forest Service. We acquired FuGEN, Inc., a Maryland-based software development and systems consulting company, in early 2002. This gave us an expanded foothold in the federal government marketplace, which has led to major system security consulting projects with the Department of State, USAID, the Bureau of Land Management, and the National Park Service.

Critical Accounting Policies and Estimates
Our Management’s Discussion and Analysis or Plan of Operation section discusses our financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets. The methods, estimates and judgments used by us in applying these most critical accounting policies have a significant impact on the results it reports in its consolidated financial statements.

Revenue Recognition
We recognize revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured. Our revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools

A significant proportion of our revenue is derived from the sale of subscriptions to our oil and gas database, which is recognized ratably as delivered over the subscription period.

Sales of services

We provide consulting and GIS production services primarily on a time and materials basis. Revenue related to services performed under time and materials contracts are recognized in the period performed, at standard billing rates. Revenue associated with fixed-price contracts is recognized upon completion of each specified performance obligation under the terms of the contract. If the contract includes acceptance contingencies, revenue is recognized in the period in which we receive documentation of acceptance from the customer.

Stock-Based Compensation
Prior to January 1, 2006, we accounted for our stock option program under the recognition and measurement provisions of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. No stock based compensation cost was recognized in the Statement of Operations for the years ended December 31, 2005 and 2004, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

During 2006, we adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R, which replaced SFAS 123 and supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service periods using the compensation cost estimated for the SFAS 123 pro forma disclosures. Compensation expense for warrants granted to non-employees has been determined in accordance with SFAS No. 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of SFAS 123R did not have a material impact on our financial position, results of operations and cash flows. No compensation expense was recorded during the nine months ended September 30, 2006 (unaudited) as the Company did not issue any new options during 2006. See Note 8 for further information regarding stock-based compensation assumptions and expenses, including pro forma disclosures for the year ended December 31, 2005 and 2004 as if we had recorded stock-based compensation expense.

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for us beginning in 2007. We are currently assessing the impact of the adoption of SFAS No. 157, but do not expect that it will have a significant impact on our financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. We are currently assessing the impact of the adoption of SAB No. 108, but do not expect that it will have a significant impact on our financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for us beginning in 2007. We are currently assessing the impact of the adoption of SAB No. 108, but do not expect that it will have a significant impact on our financial position or results of operations.

Identifiable Intangible Assets and Goodwill
We account for our business acquisitions using the purchase method of accounting. It allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we identify and attribute values and estimated lives to the intangible assets acquired.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their respective lives.

We review the carrying values of identifiable intangible assets with indefinite lives and goodwill at least annually to assess impairment because these assets are not amortized. Additionally, we review the carrying value of any intangible asset or goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We assess impairment by comparing the fair value of an identifiable intangible asset or goodwill with its carrying value. Impairments are expensed when incurred.

Liquidity and Capital Resources
We had cash and cash equivalents of $155,829 at September 30, 2006. Our total current assets at September 30, 2006 were equal to $1,085,032. We also had the following long-term assets: $1,246,904 in goodwill; $274,820 in computer hardware and software, net; $79,220 in office equipment, furniture and fixtures, and leasehold improvements, net. Our total assets as of September 30, 2006 were $2,685,976.

Our total current liabilities were $1,637,766 at September 30, 2006, which were represented by $568,462 of unrecognized subscription revenue, short-term notes payable to related parties of $507,500, accrued interest expense of $294,694, accounts payable of $86,535, and other accrued expenses of $134,688, and other current liabilities of $20,880.

We have financed our operations primarily through internally generated cash flow. We also have outstanding two notes payable, whose principal and interest totaled $802,194 as of September 30, 2006. The notes accrue interest at 8.5% per annum. The notes are secured by substantially all of our shares.

In December 2006, Premier Data Services, Inc., completed a reverse acquisition transaction with Xedar Corporation, a public shell company. In accordance with the terms of the Merger Agreement, Xedar Corporation issued 14,082,871 shares of its common stock for 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier Data Services, Inc. Immediately after the merger transaction, the former stockholders of Premier Data Services, Inc., owned approximately 85% of the issued and outstanding shares of Xedar Corporation, and the management and a board of directors designated by Premier Data Services, Inc., have been appointed as officers and directors of Xedar Corporation as more particularly described elsewhere in this Current Report on Form 8-K. The conversion of Premier Data Services, Inc. shares into Xedar Corporation shares has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Premier Data Services, Inc. obtained control of Xedar Corporation.

Net Cash from Continuing Operations - Operating Activities
During the nine months ended September 30, 2006, our operating activities provided $52,000 of cash. This reflected a $269,000 net loss, which was offset by $228,000 of depreciation, a $4,000 source of cash that was caused by an increase in accounts payable, a $49,000 source of cash that was caused by a reduction in accounts receivable, and $44,000 from other activities. During the same nine-month period in 2005, our operating activities provided $100,000 of cash. This reflected a $197,000 net profit, which was increased by $240,000 of depreciation and a $157,000 source of accrued cash for accrued liabilities related to prepaid customer accounts, commissions, and wages. These increases were partially offset by an increase in accounts receivable of $691,000, which was caused by an increase in billings to the federal government.

During fiscal 2005, our operating activities provided $481,000 of cash. This reflected a $13,000 net profit, which was increased by $312,000 of depreciation. Increases of $91,000 of accrued liabilities and $80,000 of deferred subscription revenue were primary sources of cash.

During fiscal 2004, our operating activities provided $357,000 of cash. This reflected an $18,000 net profit, which was increased by $397,000 of depreciation and a $118,000 reduction in accounts receivable. These increases were partially offset by a $143,000 decline in outstanding accounts payable and $68,000 of deferred subscription revenue.

Net Cash from Continuing Operations - Investing Activities
Net cash used in our investing activities was $42,000 and $107,000 for the nine months ended September 30, 2006 and 2005, respectively. In both cases, we purchased computer hardware and software to bolster our GIS server operation, as well as to replace existing computer equipment.

Net cash used in our investing activities was $156,000 and $259,000 in the fiscal years ended 2005 and 2004, respectively. The 2005 investments related to computer hardware and software to bolster our GIS server operation, as well as to replace existing computer equipment. The 2004 investments included $75,000 for document management software, $143,000 for hardware and software for our GIS segment, and $29,000 for hardware and software for our consulting segment.

Net Cash from Continuing Operations - Financing Activities
Net cash used our financing activities was $51,000 and net cash provided by financing activities was $33,000 for the nine months ended September 30, 2006 and 2005, respectively. During the nine months ended September 30, 2006, we both obtained and paid back short-term financing of $82,000 from a related party, while we also paid down $53,000 of debt to a related party. During the nine months ended September 30, 2005, we obtained $100,000 of short-term financing from a related party, while also paying down $68,000 of debt to a related party.

Net cash used in our financing activities was $290,000 and net cash provided by financing activities was $50,000 for the fiscal years ended 2005 and 2004, respectively. During fiscal 2005, we obtained $100,000 of short-term financing from a related party, and both paid it back as well as $200,000 previously owed to the same party. In addition, we paid down $90,000 of debt to a related party. During fiscal 2004, we both obtained and paid back short-term accounts receivable financing of $150,000 to a related party, while also obtaining $280,000 of short-term financing from a related party, and paying down $180,000 of that debt. The Company also paid down $50,000 of debt to another related party.

Results of Operations

Revenue
Our revenues increased from $7,255,513 in 2004 to $7,860,152 in 2005, which was an increase of 8.3%. This increase was due to a short-term consulting contract with the federal government, which expired in late 2005, as well as increases in revenues from several non-recurring GIS production projects. In addition, funding was reduced on another federal government contract in late 2005, and continuing through 2006. As a result, revenues declined through the nine months ended September 30, 2006, to $4,913,964, as compared to $6,359,658 for the nine months ended September 30, 2005. This was a decline of 22.7%.

Our geographical information systems segment experienced revenue growth from $2,204,946 in 2004 to $2,477,600 in 2005, which was an increase of 12.4%. This increase was largely due to several non-recurring outsourced GIS production projects in 2005. Our GIS segment’s revenue was $1,871,424 for the nine months ended September 30, 2006, which was a decrease of 3.5% from revenues of $1,938,807 for the nine months ended September 30, 2005, and which was caused by the reduction of GIS outsourcing projects in 2006. A bi-annual inflationary increase in database product prices in early 2007 is expected to increase revenues by $50,000. However, continuing consolidation among commercial oil and gas customers is likely to offset this increase. An acquisition that may close in early 2007 may contribute an additional $350,000 to our GIS segment revenues during 2007, with no significant change in profitability.

Our information technology consulting segment experienced revenue growth from $4,175,007 in 2004 to $4,888,177 in 2005, which was an increase of 17.1%. This increase was due to a short-term consulting contract with the federal government. Our consulting segment’s revenue was $2,643,227 for the nine months ended September 30, 2006, which was a decrease of 34.9% from revenues of $4,062,068 for the nine months ended September 30, 2005. This reduction was caused by the absence of a non-recurring federal government project in 2006 that contributed significantly to 2005 revenues, as well as a reduction in funding for another federal project. Current government contracts supporting this segment’s revenues are expected to continue through 2007. Though our consulting segment is bidding on several new projects, it is not possible to predict changes in 2007 revenues and profits at this time.

Our customer relationship management segment experienced a revenue decline from $400,589 in 2004 to $374,872 in 2005, which was a decline of 6.4%. The customer relationship management segment’s revenue was $168,423 for the nine months ended September 30, 2006, which was a decrease of 42.6% from revenues of $293,280 for the nine months ended September 30, 2005. All revenue reductions were caused by an ongoing decline in the number of customers to whom the segment provides maintenance support. This segment was sold in November 2006.

The justice information systems segment experienced a revenue decline from $474,972 in 2004 to $119,502 in 2005, which was a 74.8% decline. This decline was caused by the completion of a major software installation in early 2005, with minimal additional work in 2005. The segment’s revenue was $230,889 for the nine months ended September 30, 2006, which was an increase of 252.5% from revenues of $65,502 for the nine months ended September 30, 2005, and which was caused by the addition of unrelated consulting work in 2006 and a small software installation. The revenues generated by this segment are increasingly unrelated to justice systems, and it was consolidated into our consulting segment as of the end of 2006.

Operating Expenses
Our operating expenses were $5,112,228 and $5,931,244 for the nine months ended September 30, 2006 and 2005, respectively. These expenses consisted of $4,059,557 and $4,761,369 of compensation expenses for the nine months ended September 30, 2006 and 2005, respectively. The $702,000 decline in compensation expenses from 2005 to 2006 was caused by the elimination of a government contract in late 2005 and a reduction in the headcount needed for other contracts. We also incurred general and administrative expenses of $1,052,671 and $1,169,875 for the nine months ended September 30, 2006 and 2005, respectively. The $117,000 decline in general and administrative expenses from 2005 to 2006 was caused primarily by a reduction in outsourced labor associated with a non-recurring GIS project in 2005.

Our operating expenses were $7,721,398 and $7,154,510 in 2005 and 2004, respectively. These expenses consisted of $6,099,542 and $5,405,474 of compensation expenses in 2005 and 2004, respectively. The $694,000 increase in compensation expense from 2004 to 2005 was caused by the addition of a large government contract in 2005, as well as an increase in the headcount required for several other existing projects. We also incurred general and administrative expenses of $1,621,856 and $1,749,036 in 2005 and 2004, respectively. The $128,000 decline in general and administrative expenses from 2004 to 2005 was caused primarily by the elimination of $89,000 of travel expenses in 2005 that had been incurred in 2004 in relation to a software design and implementation project. There was also a reduction of $85,000 in depreciation expense in 2005, primarily related to the completion of amortization of intangible assets. Offsetting these expense reductions was an increase of $53,000 in medical insurance, most of which was for new employees who were hired in 2005 for a non-recurring federal project.

The margin of our consulting segment declined to $206,000 from $1,046,000 for the periods ended September 30, 2006 and 2005, respectively. This $840,000 reduction in margin was caused by the completion of a non-recurring federal project in late 2005, as well as a reduction in funding for other projects. In addition, unbillable staff were retained in anticipation of new projects that have not yet occurred. The margin of our consulting segment increased slightly to $1,085,000 from $1,070,000 in fiscal 2005 and 2004, respectively.

The margin of the geographical information systems (GIS) segment increased to $265,000 from $136,000 for the nine months ended September 30, 2006 and 2005, respectively. This $129,000 increase was primarily caused by a reduction in the number of our GIS segment employees. The margin of our GIS segment declined to $93,000 from $503,000 for the fiscal years ended 2005 and 2004. Of this $410,000 decline, $170,000 was caused by the reallocation of two employees in 2005 from an unreported segment, where they were reported in 2004, into our GIS segment. There was also a net increase of $59,000 in bad debt expenses during fiscal 2005, which was caused by the combination of several oil and gas customers, resulting in the elimination of multiple product subscriptions. In addition, there was a net increase of $49,000 in outside services, due to a net increase in outsourced production projects in 2005 over 2004. Several employees were also hired into the segment during 2005.

The margin of our customer relationship management segment declined to $(49,000) for the nine months ended September 30, 2006 from $44,000 for the nine months ended September 30, 2005. Of this $93,000 decline, $125,000 was attributable to a revenue drop during the period, due to the loss of several customers. The decline was partially offset by the departure of a staff person in mid-2006, which saved $24,000 in expenses. The margin of the segment improved to $51,000 in fiscal 2005 from $(175,000) in fiscal 2004. Of this $226,000 margin improvement, $132,000 was caused by the elimination of intangible asset amortization in early 2005, while $45,000 was attributable to a reduction in bad debt expense in 2005, and $38,000 to a salary reduction in 2004.

The margin of our justice information system segment improved to $(213,000) for the nine months ended September 30, 2006 from $(388,000) for the nine months ended September 30, 2005. Of this $175,000 improvement, $164,000 was caused by an increase in revenue attributable to the addition of unrelated consulting work in 2006 and a small software installation. The margin of the segment declined to $(475,000) in fiscal 2005 from $(328,000) in fiscal 2004. Of this $147,000 decline, $355,000 was caused by a decline in revenues from the completion of a major software installation in early 2005, which was offset by $166,000 and $22,000 in salary and travel expense reductions in 2005, respectively.

We expect our operating expenses to increase in the future as we execute our business plan.

Interest expense was $101,565 and $84,956 in 2005 and 2004, respectively. This consisted of interest accrued on notes payable to related parties.

Plan of Operation
Our expansion will be driven by a combination of organic growth and acquisitions in both our GIS segment and our consulting segment. We expect that growth in our GIS segment will be founded upon the acquisition of other companies that provide either related databases that can be combined with our GIS segment’s existing database products, or companies that provide related production services. This should result in an expansion of the GIS segment’s customer base into additional federal and state agencies, most remaining large regional oil and gas production companies to which the segment does not already sell, and more product penetration into the existing customer base.

We that growth in the consulting segment will be founded upon the acquisition of other companies, so that we can use the acquired companies’ sales personnel to cross-sell services into existing customers, while also expanding the specialized skill base of all consultants to provide a greater range of services to customers. This should result in both greater sales penetration into existing federal customers and an expansion into additional federal agencies.

Off-Balance Sheet Transactions
We have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 3.02 Unregistered Sales of Equity Securities
On December 29, 2006, Xedar Corporation sold 1,500,000 shares of its common stock for $15,000 to three investors, Battersea Capital, Inc., Underwood Family Partners, Ltd., and Kanouff LLC, pursuant to the exemptions provided by Section 4(2) of the Securities Act of 1933, as Amended (“Act”), and Regulation D promulgated thereunder. All of the investors were “accredited” as that term is defined in Rule 501 of Regulation D of the Act. No general solicitation or advertising was employed, investors represented that they took the common stock for investment and not with a view to distribution or resale and the certificates were or will be marked with an appropriate restrictive legend. No commissions or underwriting discounts were paid in connection with the transaction.

Effective December 31, 2006, in accordance with the Merger Agreement, Xedar Corporation issued an aggregate of 14,082,871 shares of its common stock as the result of a conversion of 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier Data Services, Inc. The stock of the Registrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Act. Each investor will have a restrictive legend placed on the investor’s stock certificate. No commissions or underwriting discounts were paid in connection with the transaction.

Item 5.01 Changes in Control of Registrant
On December 29, 2006, Xedar Corporation issued an aggregate of 1,500,000 shares of its common stock (or approximately 60% of its then outstanding shares) to three investors for $15,000 and, in the merger, Xedar Corporation issued an additional 14,082,871 shares (or approximately 85% of its presently outstanding shares), all of which resulted in a change of control with respect to ownership of our common stock, which is described above in Item 2.01 - Completion of Acquisition or Disposition of Assets.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective December 31, 2006, in connection with the merger, Earnest Mathis, Jr. resigned as Registrant’s President, Chief Executive Officer, Treasurer and Secretary and Hugh H. Williamson III was appointed to the positions of President and Chief Executive Officer and Steven M. Bragg was appointed to the positions of Chief Financial Officer, Treasurer and Secretary of Registrant. In addition, Mr. Williamson was appointed a director of the Registrant and it is contemplated that Earnest Mathis, Jr. will resign as a director of the Registrant. See Item 2.01 - Completion of Acquisition or Disposition of Assets.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On December 18, 2006, registrant filed an amendment to its Articles of Incorporation to reflect a reverse stock split. The Articles of Amendment are attached hereto as Exhibit. 3.6.

On December 29, 2006, Registrant adopted new bylaws that are attached hereto as Exhibit 3.7.

Item 5.06 Change in Shell Company Status
As a result of the closing of the Merger Agreement, the Registrant’s status changed from a “shell” company to an operating company. See Item 2.01 - Completion of Acquisition or Disposition of Assets, above for a description of the material terms of the Merger Agreement.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Premier Data Services, Inc
Denver, Colorado

We have audited the accompanying consolidated balance sheets of Premier Data Services, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Data Services, Inc. as of December 31, 2004 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

December 1, 2006, except for Note 12,
as to which the date is January 2, 2007
Denver, Colorado

PREMIER DATA SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

		December 31,
	September 30, 2006 (Unaudited)	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$155,829	$196,992	$161,336
Trade accounts receivable, net of allowance for doubtful accounts of $13,055, $21,092 and $22,875, respectively	867,536	916,427	880,377
Other current assets	61,667	46,105	36,066
Total Current Assets	1,085,032	1,159,524	1,077,779

Property and equipment, net	354,040	539,716	666,321

Other Assets
Goodwill	1,246,904	1,246,904	1,246,904
Customer contracts, net	--	--	30,323
Total Other Assets	1,246,904	1,246,904	1,277,227
Total Assets	$2,685,976	$2,946,144	$3,021,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$86,535	$23,467	$28,237
Accrued liabilities	429,382	383,663	355,572
Deferred subscription revenue	568,462	565,627	485,123
Income taxes payable	25,007	34,769	--
Current portion of convertible notes payable to related parties	507,500	560,000	480,000
Other current liabilities	20,880	62,976	--
Total Current Liabilities	1,637,766	1,630,502	1,348,932

Long-term convertible notes payable to related parties	--	--	370,000
Total Liabilities	$1,637,766	$1,630,502	$1,718,932
Commitments
Stockholders Equity
Series A convertible preferred stock, $.001 par value, 5,000,000 shares authorized and 3,162,941 shares issued and outstanding (liquidation preference of $1,990,575 at September 30, 2006 (unaudited) and December 31, 2005 and 2004).	3,163	3,163	3,163
Common stock, $.001 par value, 30,000,000 shares authorized; 12,068,814 shares issued and outstanding at December 31, 2005 and 2004. 12,075,480 shares issued and outstanding at September 30, 2006 (unaudited)	12,076	12,069	12,069
Additional paid-in capital	2,157,313	2,155,694	2,155,694
Accumulated deficit	(1,124,342)	(855,284)	(868,531)
Total Stockholders’ Equity	1,048,210	1,315,642	1,302,395
Total Liabilities and Stockholders’ Equity	$2,685,976	$2,946,144	$3,021,327

See notes to financial statements.

PREMIER DATA SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine-Months Ended		For the Years Ended
	September 30,		December 31,
	2006 (Unaudited)	2005 (Unaudited)	2005	2004

Revenues
Sales	$4,913,964	$6,359,658	$7,860,152	$7,255,513
Cost of sales (principally consulting compensation)	2,314,544	2,828,571	3,506,836	2,999,674
Gross profit	2,599,420	3,531,087	4,353,316	4,255,839
Selling and Administrative Expenses
Compensation and payroll taxes	1,745,013	1,932,798	2,592,706	2,405,800
Other expenses	1,052,671	1,169,875	1,621,856	1,749,036
Total Selling and Administrative Expenses	2,797,684	3,102,673	4,214,562	4,154,836

Net Operating Income	(198,264)	428,414	138,754	101,003

Other Income (Expenses)
Interest expense	(49,957)	(81,659)	(101,565)	(84,956)
Interest income	7,499	4,052	8,662	2,253
Total Other Income (Expenses)	(42,458)	(77,607)	(92,903)	(82,703)

Income Before Income Tax	(240,722)	350,807	45,851	18,300

Income Tax Expense	(28,336)	(154,240)	(32,604)	--

Net (Loss) Income	$(269,058)	$196,567	$13,247	$18,300

See notes to financial statements.

PREMIER DATA SERVICES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Nine-Month Period Ended September 30, 2006 (unaudited) and the Years Ended December 31, 2005 and 2004

	Series A Convertible
	Preferred		Common		Additional	Retained
	Stock		Stock		Paid-In	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance - January 1, 2004	3,162,941	$3,163	12,063,971	$12,064	$2,152,474	$(886,831)	$1,280,870

Issuance of 4,842 shares of Common Stock for marketing services	---	---	4,842	5	3220	---	3225
Net income	---	---	---	---	---	18,300	18,300
Balance - December 31, 2004	3,162,941	3,163	12,068,813	12,069	2,155,694	(868,531)	1,302,395
Net income	---	---	---	---	---	13,247	13,247
Balance - December 31, 2005	3,162,941	3,163	12,068,813	12,069	2,155,694	(855,284)	1,315,642

Issuance of 6,667 shares of Common Stock due to option exercise	---	---	6,667	7	1,619	---	1,626
Net loss	---	---	---	---	---	(269,058)	(269,058)
Balance - September 30, 2006 (unaudited)	3,162,941	$3,163	12,075,480	$12,076	$2,157,313	$(1,124,342)	$1,048,210

See Notes to Financial Statements

PREMIER DATA SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine-Months Ended		For the Years Ended
	September 30,		December 31,
	2006 (Unaudited)	2005 (Unaudited)	2005	2004
Cash flows from operating activities	$(269,058)	$196,567	$13,247	$18,300
Net income
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	227,834	239,919	312,249	397,259
Stock issued for services	---	---	---	3,225
Changes in current assets and liabilities:
Increase (decrease) in:
Trade accounts receivable	48,890	(691,461)	(36,050)	117,846
Other current assets	(15,562)	(18,664)	(10,039)	(9,914)
Increase (decrease) in:
Accounts payable	3,623	26,573	(4,770)	(142,229)
Accrued liabilities	(34,474)	157,362	91,067	40,585
Deferred subscription revenue	2,835	59,857	80,504	(67,843)
Income taxes payable	87,781	129,948	34,769	---

Net Cash Provided by Operating Activities	51,869	100,101	480,977	357,229

Cash Flows from Investing Activities
Acquisition of property and equipment	(42,158)	(107,835)	(156,371)	(258,771)
Proceeds from sale of equipment	---	1,050	1,050	---

Net Cash Used by Investing Activities	(42,158)	(106,785)	(155,321)	(258,771)

Cash Flows from Financing Activities
Proceeds from accounts receivable financings	---	---	---	150,000
Payments on accounts receivable financings	---	---	---	(150,000)
Proceeds from short-term notes payable	82,000	100,000	100,000	280,000
Payments on short-term notes payable	(82,000)	---	(300,000)	(180,000)
Payments on long-term notes payable	(52,500)	(67,500)	(90,000)	(50,000)
Proceeds from sale of common stock	1,626	---	---	---

Net Cash Provided (Used) by Financing Activities	(50,874)	32,500	(290,000)	50,000

Net Increase (Decrease) in Cash	$(41,163)	$25,816	$35,656	$148,458

Cash and Cash Equivalents - Beginning of Year	196,992	161,336	161,336	12,878

Cash and Cash Equivalents - End of Year	$155,829	$187,152	$196,992	$161,336

Supplemental Cash Flow Disclosure
Cash paid for interest	---	---	37,223	59,175
Cash paid for income taxes	---	24,292	26,152	---

Non-cash transactions:
Issuance of 4,842 shares of common stock for services	---	---	---	3,225

See Notes to Financial Statements

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Nature of Business
Premier Data Services, Inc. (the “Company”) began operation in 1994 as a Colorado partnership. On January 19, 2001, the Company reorganized as a Delaware corporation.

The Company’s geographical information systems (GIS) segment obtains federal land ownership data from the Bureau of Land Management and converts this into a database that is sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. This service is offered both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. The Company also offers production mapping services to a number of clients.

The Company’s consulting segment provides contract computer programming and security analysis services to various governmental agencies. These services involve the analysis, design, and implementation of computer systems for federal and local governmental units.

Principle of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of Premier Data Services, Inc. and its wholly owned subsidiary, FuGEN, Inc. All material inter-company accounts and transaction balances have been eliminated in consolidation

Unaudited Interim Financial Information
The unaudited consolidated interim financial information as of September 30, 2006 and for the nine-month periods ended September 30, 2006 and 2005 has been prepared by the Company using accounting principles consistent with the audited financial information for the years ended December 31, 2005 and 2004. The Company has made all normal, recurring adjustments it believes are necessary to present fairly, in all material respects, the unaudited consolidated interim financial information.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet dates, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Concentrations of Credit Risk
The Company grants credit in the normal course of business, primarily consisting of accounts receivable and subscriptions receivable. The Company periodically performs credit analyses and monitors the financial condition of its major customers to reduce credit risk. Two customers comprised 37.5% of the Company’s sales for the nine months ended September 30, 2006 (unaudited), and one customer comprised 45% of the Company’s sales for the nine months ended September 30, 2005 (unaudited), while one customer comprised 50.1% of the Company’s sales in 2005, and one customer comprised 44.0% of the Company’s sales in 2004. Additionally, the same customers comprised 48.3%, 38.8%, and 60.9% of the Company’s accounts receivable at September 30, 2006 (unaudited), December 31, 2005, and December 31, 2004, respectively.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

Trade Accounts Receivable
At the time the accounts receivable are originated, the Company considers an allowance for doubtful accounts. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Property and Equipment
Property and equipment are stated at cost. Depreciation is calculated utilizing the straight-line method over the estimated useful lives for owned assets or to the estimated salvage value, where appropriate, or over the related lease terms for leasehold improvements. Useful lives range from 2 to 10 years.

Goodwill
Goodwill is the result of the Company’s acquisition of all the outstanding stock of FuGEN, Inc. in 2002. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires that goodwill no longer be amortized, but tested for impairment at least annually. These tests will be performed more frequently if there is a triggering event indicating potential impairment.

SFAS No. 142 prescribes a two-step method for determining goodwill impairment. In the first step, the fair value of the reporting unit is determined using a discounted cash flows approach. If the net book value of the reporting unit exceeds the fair value, then the second part of the impairment test would be completed. This involves an allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. The fair value of the goodwill is then compared to its carrying amount to determine impairment. An impairment charge will be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying amount.

The Company completed its annual goodwill tests, using discounted cash flows to establish the fair value of the reporting unit, and found no goodwill impairment for 2006, 2005 and 2004.

Customer Contracts
The cost assigned to customer contracts, which were acquired in the Customersoft, Inc. acquisition in 2002, are being amortized over three years. At December 31, 2004, the Company had $395,416 of customer contracts with accumulated amortization of $365,093. The contracts were fully amortized in 2005 and the associated cost and accumulated amortization were subsequently written off in 2005. Amortization expense was $30,323 and $131,805 for the years ended December 31, 2005 and 2004.

Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

Revenue Recognition
The Company recognizes revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured. The Company’s revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools

A significant proportion of the Company’s revenue is derived from the sale of subscriptions to the Company’s oil and gas database, which is recognized ratably as delivered over the subscription period.

Sales of services

The Company provides consulting and GIS production services primarily on a time and materials basis. Revenue related to services performed under time and materials contracts are recognized in the period performed, at standard billing rates. Revenue associated with fixed-price contracts is recognized upon completion of each specified performance obligation under the terms of the contract. If the contract includes acceptance contingencies, revenue is recognized in the period in which the Company receives documentation of acceptance from the customer.

Advertising
The Company expenses advertising costs as they are incurred. No advertising expense was incurred for the period ended September 30, 2006 or the years ended December 31, 2005 and 2004.

Income Taxes
The Company provides for income taxes pursuant to the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation
Prior to January 1, 2006, the Company accounted for its stock option program under the recognition and measurement provisions of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. No stock based compensation cost was recognized in the Statement of Operations for the years ended December 31, 2005 and 2004, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

During 2006, the Company adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R, which replaced SFAS 123 and supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service periods using the compensation cost estimated for the SFAS 123 pro forma disclosures. Compensation expense for warrants granted to non-employees has been determined in accordance with SFAS No. 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of SFAS 123R did not have a material impact on the Company’s financial position, results of operations and cash flows. No compensation expense was recorded during the nine months ended September 30, 2006 (unaudited) as the Company did not issue any new options during 2006. See Note 8 for further information regarding stock-based compensation assumptions and expenses, including pro forma disclosures for the year ended December 31, 2005 and 2004 as if the Company had recorded stock-based compensation expense.

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157, but does not expect that it will have a significant impact on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

Note 2 - Property and Equipment
Property and equipment consist of the following:

	September 30,	December 31,
	2006 (unaudited)	2005	2004
Furniture and fixtures	$71,796	$71,796	$87,926
Office equipment	66,305	50,961	33,727
Computer equipment	433,818	441,797	399,330
Software	839,908	832,021	912,597
Leasehold improvements	12,795	12,795	24,927
	1,424,622	1,409,370	1,458,507
Less accumulated depreciation	(1,070,582)	(869,654)	(792,186)
	$354,040	$539,716	$666,321

Depreciation and amortization expense for the nine-month period ended September 30, 2006 (unaudited) was $227,834 and for the years ended December 31, 2005 and 2004 was $312,249 and $397,259 respectively and is included in other selling and administrative expenses of the statement of operations.

Note 3 - Accrued Liabilities
Accrued liabilities consist of the following:

		December 31,
	September 30, 2006 (unaudited)	2005	2004
Accrued interest	$294,694	$244,737	$180,395
Accrued compensation	113,281	111,632	137,341
Other accrued liabilities	21,407	27,294	37,836
Totals	$429,382	$383,663	$355,572

Note 4 - Related Party Transactions
During 2004 the Company borrowed varying amounts from the Company’s Chairman of the Board, secured by accounts receivable. Gross borrowings were $150,000, and interest expense incurred on these borrowings was $5,826. All amounts were paid in full by December 31, 2004.

During 2006 (unaudited), 2005 and 2004, the Company borrowed $82,000, $100,000 and $200,000, respectively, from an officer of the Company. All amounts borrowed were paid in full by December 31, 2005 and September 30, 2006 (unaudited). Interest expense incurred on the borrowings was $752, $34,688 and $2,359 in 2006 (unaudited), 2005 and 2004, respectively.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

Note 5 - Convertible Notes Payable to Related Parties
Convertible notes payable to related parties consists of:

			December 31,
	September 30, 2006 (unaudited)		2005		2004
Note Payable - Officer - paid in full.	$	---	$	---	$200,000
Convertible Note Payable - Affiliated company of shareholder - due in monthly installments of $5,402 including interest at 8 ½% per annum, maturing in 2009.		274,152		302,512	351,151
Convertible Note Payable - Shareholder, due in monthly installments of $4,598 including interest at 8 ½% per annum, maturing in 2009.		233,348		257,488	298,849
		507,500		560,000	850,000
Less current maturities		507,500		560,000	480,000
Long-term notes payable to related parties		$--		$--	$370,000

The notes payable to an affiliated company of a shareholder and a shareholder are collateralized by substantially all shares of the Company and by shares of stock of the Company now owned by certain shareholders, subject to certain cash positions of the Company at each month end. The monthly payments on these notes shall be the greater of (1) $5,402 and $4,598, respectively, or (2) 27% and 23% of the Company’s earnings before interest and taxes, respectively. However, payments are deferred in the event the payments would result in cash balances of less than $200,000. The holders of these notes have the option to convert to convert all remaining amounts due (both principal and interest) to common stock of the Company at $.68 per share adjusted for all stock splits, stock dividends, combinations of shares, recapitalizations, reclassifications or similar events. There was not a beneficial conversion feature when the notes were issued. See Note 12 for a discussion of the subsequent conversion and pay down of notes.

Note 6 - Income Taxes
The Company’s provision for income taxes is as follows:

	9/30/2006 (unaudited)		12/31/2005		12/31/2004
Current provision:
Federal	$	---	$	---	$	---
State and local		28,336		32,604		---
Total current provision		28,336		32,604		---

Deferred tax expense (benefit):
Federal		---		---		---
State and local		---		---		---
Total deferred tax expense (benefit)		---		---		---
Income tax expense		28,336		32,604		---

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

The provision for income taxes differs from that which would have resulted from the use of the federal statutory income tax rate as follows:

	9/30/2006 (unaudited)	12/31/2005	12/31/2004
Federal income tax provision as statutory rate of 34%	$(81,846)	$25,217		$6,222
State income taxes, net of federal benefit	28,336	32,604		---
Permanent items	3,912	7,799		8,247
Change in valuation allowance	77,934	(33,016)		(14,469)
	$28,336	$32,604	$	---

The significant items comprising the Company’s deferred tax assets and liabilities as of September 30, 2006, December 31, 2005 and December 31, 2004 are as follows:

	9/30/2006 (unaudited)		12/31/2005		12/31/2004
Deferred tax assets (liabilities) - current:
Accrued liabilities		$28,146		$29,254	$	---
Allowance for doubtful accounts		4,948		7,994		8,670
Net deferred tax asset (liability) - current		33,094		37,248		8,670

Deferred tax assets (liabilities) - non-current
Net operating loss		875,870		807,094		860,734
Amortization intangibles		99,995		107,489		105,992
Fixed assets		(68,231)		(108,722)		(118,439)
Net deferred tax liability non-current		907,634		805,861		848,287

Valuation allowance		(940,728)		(843,109)		(856,957)
Net deferred tax asset (liability)	$	---	$	---	$	---

Effective January 31, 2001, the Company converted from partnership status and became a “C” corporation for income tax reporting. As a “C” corporation, the Company is subject to corporate income taxes.

The Company files a consolidated tax return for federal purposes. The Company is required to file a separate tax return for state purposes for each subsidiary. The Company utilized federal net operating losses of approximately $60,000 and $40,000 for the year ended December 31, 2005 and 2004, respectively, resulting in a reduction in income taxes of approximately $20,000 and $14,000.

The provision for income taxes represents state tax paid by certain subsidiaries that are not allowed to file on a consolidated basis.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

The Company has an income tax loss carryforward of approximately $2,310,000 as of September 30, 2006 (unaudited), and December 31, 2005 that may be offset against future income taxes. Of this amount $1,016,000 at December 31, 2005, is from a subsidiary, FuGEN, Inc., and is subject to an annual limitation of $73,400, resulting from a change in ownership. If not used, these loss carryforwards will expire in various amounts from 2020 to 2023. A valuation allowance has been recorded against the expected future reduction in income tax from the tax loss carryforwards.

Note 7 - Commitments

Operating Leases
The Company leases facilities under non-cancelable operating leases expiring in 2008 and 2009. Rent expense for the nine months ended September 30, 2006 and 2005 (unaudited) was $182,372 and $188,987, respectively and for the years ended December 31, 2005 and 2004 was $251,712 and $238,873, respectively.

Future minimum lease payments under these leases are approximately as follows (in thousands):

Year Ending December 31,		Operating Leases
	2007	$259,302
	2008	166,814
	2009	41,630
	2010	0
	2011	0
	Thereafter	0

	Total at September 30, 2006 (unaudited)	$467,746

Note 8 - Series A Convertible Preferred Stock
The holders of Series A Preferred Stock are entitled to receive dividends in an equivalent amount as the common stockholders. As of December 31, 2005, no dividends have been paid by the Company.

In addition, the Series A Preferred stockholders are entitled to a preference over common stockholders on distribution or liquidation of the assets of the Company, equal to $0.629343 per share.

The Series A Preferred stockholders have the option to convert to common stock at any time at a predetermined conversion price which is adjusted for certain conditions in the future (conversion price at December 31, 2005 was $.651163 per share of common stock).

Note 9 - Stock Option Plan
The Company has established an incentive stock option plan for which 2,000,000 shares of its common stock have been set aside. The plan set the exercise price for employees who are less than 10% shareholders at $0.487694 for 2001; $0.243847 for 2002; $0.59567 for 2003; $0.91719 and $.66932 for two separate grants during 2004; and $0.98747 for 2005; and for employees who are 10% and over shareholders at an exercise price that is 10% higher. The option grants are immediately vested. The vesting schedule for remaining options granted prior to 2005 is 1/3 after one year, 1/3 after two years and the final 1/3 after the third year. Retention options awarded in 2005 vest ½ after one year and ½ after two years. The Company has the First Right of Refusal on the sale of the exercised shares.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

During 2001, the Company granted 333,360 warrants to certain shareholders of the Company for services related to a stock placement, as well as for services as corporate directors. The exercise price of these warrants is $0.487694, and they expire in 2011. None have been exercised as of December 31, 2005 and September 30, 2006 (unaudited).

The Company granted 220,622 options during 2005 and 137,786 options during 2004. There were 254,298 and 401,042 options not yet granted as of December 31, 2005 and 2004, respectively. Additionally, the Company amended the plan on March 21, 2002, to grant Company stock options for stock options of FuGEN, Inc. that employees of FuGEN, Inc. had previously received. These newly amended options totaled 849,198 at a price of $0.68 per share and the same vesting schedule as previously issued stock options, giving benefit to all prior service of FuGEN, Inc. employees.

The following is additional information with respect to options and warrants outstanding as of September 30, 2006:

Option Exercise Price per Share	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Number of Shares
$0.24	5.3	$0.24	165,000
$0.49	4.5	$0.49	213,500
$0.60	6.3	$0.60	233,369
$0.67 to $0.68	5.6	$0.68	710,940
$0.91	7.3	$0.91	107,786
$0.99	8.5	$0.99	196,122
			1,626,717

Warrant Exercise Price per Share	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Number of Shares
$0.49	4.3	$0.49	333,360

For the years ended December 31, 2005 and 2004, the Company has adopted the disclosure-only provisions of Statement of Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for the Company’s stock option plans been determined based on the fair value at the grant date for awards during the periods ended December 31, 2005 and 2004 in accordance with the provisions of SFAS No. 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

	2005	2004
Net income - as reported	$13,247	$18,300
Net loss - pro forma	(97,512)	(143,200)
Basic income per share - as reported	$0.001	$0.002
Basic loss per share - pro forma	$(0.008)	$(0.012)
Fully diluted income per share - as reported	$0.0008	$0.0012
Fully diluted loss per share - pro forma	$(.006)	$(.010)

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005 and 2004; dividend yield of 0%, expected volatility of 216% and 214%; risk-free interest rate of 4.12% and 3.36%; and expected life of 5.29 and 5 years, respectively. The weighted average grant date fair value of options was $0.99 for 2005 and $0.86 for 2004.

The following is a summary of stock option and warrant activity:

	Option Price Per Share	Weighted Average Exercise Price	Number of Shares
Balance, December 31, 2003	$0.24 to $0.68	$0.58	1,433,238
Canceled	$0.24 to $0.68	$0.57	(86,299)
Granted	$0.67 to $0.92	$0.86	137,786
Exercised	---	$0.00	---
Balance, December 31, 2004	$0.24 to $0.92	$0.60	1,484,725

Canceled	$0.24 to $0.68	$0.65	(24,645)
Granted	$0.99	$0.99	220,622
Exercised	---	$0.00	---
Balance, December 31, 2005	$0.24 to $0.99	$0.65	1,680,702

Canceled	$0.68 to $0.99	$0.85	(43,985)
Granted	---	$0.00	---
Exercised	$0.24	$0.24	(10,000)
Balance, September 30, 2006	$0.24 to $0.99	$0.65	1,626,717

Stock Warrants	Warrant Price Per Share	Weighted Average Exercise Price	Number of Shares
Balance, December 31, 2003 through September 30, 2006	$0.49	$0.49	333,360

The weighted average exercise prices of stock options and warrants exercisable at each period end is as follows:

	Option Price Per Share	Weighted Average Exercise Price	Number of Shares
December 31, 2003	$0.24 to $0.68	$0.61	1,110,030
December 31, 2004	$0.24 to $0.92	$0.62	1,376,311
December 31, 2005	$0.24 to $0.99	$0.64	1,617,702
September 30, 2006	$0.24 to $0.99	$0.65	1,603,967

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

During 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised). This new statement requires that compensation expense be recorded for the value of stock options granted. The Company has elected to apply the modified prospective application whereby the financial statements for the years ended December 31, 2005 and 2004 have not been changed and the disclosures for those periods are consistent with Statement of Financial Accounting Standards No. 123.

No stock options were issued during 2006. As a result, pro forma compensation expense for stock options relates to the prior years’ stock options issued but not yet vested at December 31, 2005.

Note 10 - Employee Benefit Plan
The Company has a 401(k) plan, which covers most of the employees with over 90 days of service. The plan provides for full vesting after 90 days in the plan. The Company’s contribution rate is 50% of employee contributions up to a limit of $1,000 per employee per year. The Company follows the policy of funding the plan contributions as accrued.

Company contributions to the plan were approximately $40,000 for each of the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004.

Note 11 - Segment Information
The Company manages its business and aggregates its operational and financial information in accordance with four reportable segments. Its consulting segment provides independent verification and validation (IV&V) and information assurance on large projects within several federal agencies. Its geographical information systems (GIS) segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records. Its customer relationship management segment provided software maintenance support, and was sold in November 2006. Its justice information systems segment created and installed court case management systems, and was folded into the consulting segment at the end of 2006.

Financial information for the Company’s business segments was as follows (in thousands):

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

	As of the nine-months ended		As of December 31,
	September 30, 2006 (unaudited)	September 30 2005 (unaudited)	2005	2004
Revenue:
Consulting	$2,643	$4,062	$4,888		$4,175
Customer relationship management	169	293	374		401
Geographical information systems	1,871	1,939	2,478		2,205
Justice information systems	231	66	120		475
Total	$4,914	$6,360	$7,860		$7,256

Income (Loss) from operations:
Consulting	$206	$1,046	$1,085		$1,070
Customer relationship management	(49)	44	51		(175)
Geographical information systems	265	136	93		503
Justice information systems	(213)	(388)	(475)		(328)
Corporate expenses	(407)	(410)	(615)		(969)
Total	$(198)	$428	$139		$101

Identifiable fixed assets:
Consulting	$157	$147	$156		$159
Geographical information systems	724	670	710		727
Customer relationship management	417	417	417		810
Justice information systems	75	75	75		75
Other	52	52	52		52
Less: accumulated depreciation	(1,071)	(797)	(870)		(1,157)
Total	$354	$564	$540		$666

Depreciation and amortization:
Consulting	$28	$43	$58		$31
Geographical information systems	97	97	131		89
Other	103	100	123		277
Total	$228	$240	$312		$397

Income taxes:
Consulting	$(28)	$(154)	$33	$	---
Total	$(28)	$(154)	$33	$	---

Total asset data is not provided to the chief operating decision maker and therefore is not detailed above.

PREMIER DATA SERVICES, INC.
Notes to Financial Statements

Note 12 - Subsequent Events
On November 1, 2006, the Company sold its CustomerSoft division, which sells customer relationship management software, to its former vice president of international sales, who is currently a shareholder. There was no significant gain or loss on the sale, since net assets of the division were nominal and payment by the buyer is based on royalties on future sales of the software.

On December 28, 2006, a related party agreed to convert $409,090 of debt into the Company’s common stock at a conversion price of $1/share. As part of the transaction, the Company paid $25,000 of the remaining debt at signing, and agreed to pay $10,000 per month against the remaining balance of the debt. The remaining terms of the related party debt are essentially unchanged.

In December 2006, the Company completed a reverse acquisition transaction with Xedar Corporation  (Xedar), a public shell company. The transaction with Xedar has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Premier obtained control of Xedar.

Xedar Corporation and
Premier Data Services, Inc.
Pro Forma Combined Financial Statements
(unaudited)

Contents

Pro Forma Combined Financial Statements:

SELECTED HISTORICAL FINANCIAL DATA OF XEDAR CORPORATION (XEDAR)

You should read the selected financial information presented below together with Xedar’s financial statements, and the notes to those financial statements, appearing elsewhere in this document. The selected financial data at and for the nine months ended September 30, 2006 and the years ended December 31, 2004 and 2005 for Xedar represent its financial position and results of operations prior to the combination with Premier Data Services, Inc., and do not include adjustments with the combination or the corporation sale.

	For the Nine Months Ended	For the Years Ended December 31,
	September 30, 2006 (unaudited)	2005		2004
Statements of Income Data:
Net sales	$ ---	$	---	$	---

Operating expenses:
Accounting fees	8,150		3,618		1,056
Legal fees	10,968		11,180		1,650
Shareholder expenses	1,964		3,542		4,690
Other general & administrative expenses	245		---		2,506

Total Operating Expenses	21,327		18,340		9,902

Net Operating (Loss)	(21,327)		(18,340)		(9,902)

Other (Expense)
Interest (Expense)	(1,120)		(202)		---

Net (Loss)	$(22,447)		$(18,542)		$(9,902)

Loss per share	$(0.002)		$(0.002)		$(0.003)

Weighted Average Number of Shares Outstanding	8,649,705		8,649,705		3,608,051

Balance Sheet Data:
Cash and cash equivalents	$273		$292		$8,391
Working capital	(34,248)		(11,801)		6,741
Total assets	273		292		8,391
Total liabilities	34,521		12,093		1,650
Stockholders’ equity	(34,248)		(11,801)		6,741

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PREMIER DATA SERVICES, INC.

The selected historical consolidated financial data of Premier Data Services, Inc. is derived from the audited consolidated financial statements and related notes for each of the years indicated below. You should read the selected financial data presented below together with Premier Data Services’ consolidated financial statements, and the notes to those consolidated financial statements, appearing elsewhere in this document. The selected consolidated financial data at and for the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004 for Premier Data Services, Inc. represent its consolidated financial position and results of operations prior to the transaction with Xedar, and do not include adjustments associated with the transaction and corporation sale.

The selected historical consolidated statement of operations and balance sheet data as of and for the nine months ended September 30, 2006 have been derived from Premier Data Services, Inc.'s historical unaudited consolidated financial statements included in this joint proxy statement. The unaudited consolidated financial statements include, in the opinion of Premier Data Services, Inc.’s management, all adjustments that such management considers necessary for a fair presentation of the financial information set forth in those statements.

	For the Nine Months Ended	For the Years Ended December 31,
	September 30, 2006 (unaudited)	2005	2004
Consolidated Statements of Operations Data:
Net sales	$4,913,964	$7,860,152	$7,255,513
Cost of goods sold	2,314,544	3,506,836	2,999,674
Gross profit	2,599,420	4,353,316	4,255,839
Selling and administrative expenses:
Compensation and payroll taxes	1,745,013	2,592,706	2,405,800
Other expenses	1,052,671	1,621,856	1,749,036

Total Selling and Administrative Expenses	2,797,684	4,214,562	4,154,836

Net Operating Income (Loss)	(198,264)	138,754	101,003

Other (Expense)
Interest (expense)	(49,957)	(101,565)	(84,956)
Interest income	7,499	8,662	2,253
Total other income (expense)	(42,458)	(92,903)	(82,703)

Income before income taxes	(240,722)	45,851	18,300
Income tax (expense)	(28,336)	(32,604)	---
Net income (loss)	$(269,058)	$13,247	$18,300

Weighted Average Number of Shares Outstanding
Basic	12,075,481	12,068,814	12,068,814
Diluted	16,413,533	16,424,048	15,307,216
Basic income (loss) per common share	$(.022)	$0.001	$0.002
Diluted income (loss) per common share	$(0.0163)	$0.0008	$0.0012

Balance Sheet Data:
Cash and cash equivalents	$155,829	$196,992	$161,336
Working capital	(552,734)	(470,978)	(271,153)
Total assets	2,685,976	2,946,144	3,021,327
Total liabilities	1,612,760	1,630,502	1,718,932
Stockholders’ equity	1,048,210	1,315,642	1,302,395

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated financial data set forth below at and for the nine months ended September 30, 2006 and at and for the year ended December 31, 2005 is based upon Xedar’s historical financial statements, adjusted to give effect to:
•	The transaction with Premier Data Services, Inc. and
•	The contemporaneous sale of the corporation to the purchasing corporation.

The pro forma financial information at and for the nine months ended September 30, 2006 has been developed from Xedar’s unaudited financial statements and Premier Data Services, Inc.’s unaudited consolidated financial statements, and the notes to those consolidated financial statements, which are included elsewhere in this document.

The pro forma financial information at and for the year ended December 31, 2005 has been developed from Xedar’s audited financial statements and Premier Data Services, Inc.’s audited consolidated financial statements, and the notes to those consolidated financial statements, which are included elsewhere in this document.

The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what Xedar’s actual consolidated results of operations or Xedar’s financial position would have been had the transaction and corporation sale occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that Premier Data Services and Xedar believe are reasonable in these circumstances. Because the former stockholders of Premier Data Services, Inc. will own approximately 85% of the combined company on completion of the exchange, calculated on a fully diluted basis (but excluding shares issuable pursuant to employee stock options) and Xedar is selling its existing operations in conjunction with the transaction, the transaction and corporation sale will be accounted for as a recapitalization through a reverse acquisition, with no goodwill or other intangibles recorded. As such, the pro forma financial information reflects the historical financial information of Premier Data Services, Inc. and the remaining assets of Xedar brought over at historical cost. Costs of the transaction will be charged to operations. Xedar does not anticipate that any cost savings, revenue enhancements or synergies will be realized in connection with the transaction and corporation sale. The unaudited pro forma consolidated financial statements reflect the Premier Data Services, Inc. accounting policies, as those accounting policies will govern Premier Data Services Inc.’s (sometimes referred to as pds) accounting after the transaction and corporation sale.

The summary consolidated statement of operations data for the nine months ended September 30, 2006 gives effect to the proposed transaction and corporation sale as if these transactions had occurred on January 1, 2006. The summary consolidated balance sheet data at September 30, 2006 gives effect to the proposed transaction and corporation sale as if these transactions had occurred on September 30, 2006.

The summary consolidated statement of operations data for the year ended December 31, 2005 gives effect to the transaction and corporation sale as if each had occurred on January 1, 2005.

Pro Forma Consolidated Statements of Operations Data:
	Xedar Nine Months Ended September 30, 2006		Adjustments for the Sale of Corporation		PDS Nine Months Ended September 30, 2006	Pro Forma Combined
Sales	$	---	$	---	$4,913,964	$4,913,964
Cost of goods sold					2,314,544	2,314,544
Gross profit					2,599,420	2,599,420
Operating expenses:
Accounting fees		8,150		(8,150)	---	---
Legal fees		10,968		(10,968)	---	---
Shareholder expenses		1,964		(1,964)	---	---
Other expenses		245		(245)	1,052,671	1,052,671
Compensation and payroll taxes					1,745,013	1,745,013

Total Operating Expenses		21,327		(21,327)	2,797,684	2,797,684

Net Operating Income (Loss)		(21,327)		21,327	(198,264)	(198,264)

Other (Expense)
Interest (expense)		(1,120)		1,120	(49,957)	(49,957)
Interest income		---		---	7,499	7,499
Total other income (expense)		(1,120)		1,120	(42,458)	(42,458)

Income before income taxes		(22,447)		22,447	(240,722)	(240,722)
Income tax (expense)		---		---	(28,336)	(28,336)
Net income (loss)		$(22,447)		$22,447	$(269,058)	$(269,058)

Weighted Average Number of Shares Outstanding
Basic		8,649,705		---	12,075,481	19,230,911
Diluted		8,649,705		---	16,413,533	19,230,911
Basic (loss) income per common share		$(.002)			$(0.022)	$(0.014)
Diluted (loss) income per common share		$(.002)			$(0.0163)	$(0.014)

Pro Forma Consolidated Statements of Operations Data:
	Xedar Year Ended December 31, 2005		Adjustments for the Sale of Corporation		PDS Year Ended December 31, 2005	Pro Forma Combined
Sales	$	---	$	---	$7,860,152	$7,860,152
Cost of goods sold					3,506,836	3,506,836
Gross profit					4,353,316	4,353,316
Operating expenses:
Accounting fees		3,618		(3,618)	---	---
Legal fees		11,180		(11,180)	---	---
Shareholder expenses		3,542		(3,542)	---	---
Other expenses		---		---	1,621,856	1,621,856
Compensation and payroll taxes		---		---	2,592,706	2,592,706

Total Operating Expenses		18,340		(18,340)	4,214,562	4,214,562

Net Operating Income (Loss)		(18,340)		18,340	138,754	138,754

Other (Expense)
Interest (expense)		(202)		202	(101,565)	(101,565)
Interest income					8,662	8,662
Total other income (expense)		(202)		202	(92,903)	(92,903)

Income before income taxes		(18,542)		(18,542)	45,851	45,851
Income tax (expense)		---		---	(32,604)	(32,604)
Net income (loss)		$(18,542)		$18,542	$13,247	$13,247

Weighted Average Number of Shares Outstanding
Basic		8,649,705		---	12,068,814	19,230,911
Diluted		8,649,705		---	16,424,048	19,230,911
Basic (loss) income per common share		$(0.002)			$0.001	$0.0006
Diluted (loss) income per common share		$(0.002)			$0.0008	$0.0006

Pro Forma Consolidated Balance Sheet Data as of September 30, 2006:
	Xedar		Adjustments for Sale of Corporation	Xedar After Corporation Sale	Premier Data Services, Inc.		Adjustments for Merger	Pro Forma Combined
Assets
Current assets
Cash	$273	b	$(273)	$0	$155,829	a,c	$930,000	$1,085,829
Accounts receivable, net of allowance of $13,055.					867,536			867,536
Other current assets					61,667			61,667
Total current assets	273		(273)	0	1,085,032		930,000	2,015,032
Non-current assets
Property and equipment, net					354,040			354,040
Goodwill					1,246,904			1,246,904
Total non-current assets					1,600,944			1,600,944

Total assets	$273		$(273)	$0	$2,685,976		$930,000	$3,615,976

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$155	b	$(155)	$0	$86,535			$86,535
Accrued expenses	1,322	b	(1,322)	0	429,382	g	66,000	495,382
Deferred subscription revenue	---		---	0	568,462			568,462
Income taxes payable	---		---	0	25,007			25,007
Note payable - related parties	33,044	b	(33,044)	0	507,500			507,500
Other current liabilities					20,880			20,880
Total current liabilities	34,521		(34,521)	0	1,637,766		66,000	1,703,766

Stockholders’ Equity
Common stock, no par value	1,618,299			$1,618,299		c,d,e,f,g	$2,618,253	$4,236,552
Common stock, par value					12,076	a,d	(12,076)	0
Preferred stock, par value					3,163	d	(3,163)	0
Additional paid-in capital	50,566	b	34,248	$84,814	2,157,313	a,d	(2,242,127)	0
Accumulated deficit	(1,703,113)			$(1,703,113)	(1,124,342)	d	1,703,113	(1,124,342)
Deferred compensation payable						f	(1,200,000)	(1,200,000)
Total stockholders’ equity	(34,248)		$34,248	0	1,048,210		864,000	$1,912,210

Total liabilities and stockholders’ equity	$273		$(273)	$0	$2,685,976		930,000	$3,615,976

Notes to Pro Forma Combined Financial Information:

(a) To reflect the purchase of 1,700,782 shares of Premier Data Services, Inc. stock by investors in exchange for $1,330,000 in cash.

(b) To reflect the elimination of all assets and liabilities from the Xedar balance sheet by the existing owners as of the balance sheet date.

(c) To reflect the sale of stock of Xedar by three individuals to the purchasing company in exchange for $400,000 in cash and the remainder in 1,000,000 shares of common stock valued at $1,000,000; recorded at net zero value.

(d) To reflect the issuance of shares of Xedar common stock upon conversion of 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier Data Services, Inc.

(e) To reflect the issuance of 1,500,000 shares of Xedar stock to merger advisors at a valuation of $1/share; nets as zero in equity.

(f) To reflect the issuance of 1,200,000 shares of Xedar stock to two investor relations firms at a valuation of $1/share, to be recognized as expense over the subsequent 12 months.

(g) To reflect the expenses related to the transaction, which are primarily related to legal and accounting fees. Premier Data Services, Inc. expects to incur $66,000 in additional expenses.

(d) Exhibits

Number	Description
2.1
Agreement and Plan of Merger, effective December 31, 2006, by and among Xedar Corporation, a Colorado corporation, PDS Acquisition Corp., a Colorado corporation, and Premier Data Services, Inc., a Delaware corporation

3.1	Articles of Incorporation of Xedar Corporation, dated May 6, 1974
3.2	Articles of Amendment of Xedar Corporation, dated November 26, 1974
3.3	Articles of Amendment of Xedar Corporation, dated July 23, 1979
3.4	Articles of Amendment of Xedar Corporation, dated September 29, 2004
3.5	Articles of Amendment of Xedar Corporation, dated December 12, 2005
3.6	Articles of Amendment of Xedar Corporation, dated December 18, 2006
3.7	Bylaws of Xedar Corporation, dated December 29, 2006
10.1	Interest Purchase Agreement, dated January 1, 2007, by and between David M. King, Glen W. Thurow, and PDS GIS/LIS, Inc.
10.2	Stock Purchase Agreement, dated December 29, 2006, by and among Underwood Family Partners, Ltd., Battersea Capital, Inc., Kanouff LLC, and Xedar Corporation
23.1	Consent of Schumacher & Associates, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xedar Corporation

Dated: January 5, 2007	By:	/s/ Hugh Williamson III
Hugh Williamson III President and CEO

Exhibit Index

Number	Description
2.1
Agreement and Plan of Merger, effective December 31, 2006, by and among Xedar Corporation, a Colorado corporation, PDS Acquisition Corp., a Colorado corporation, and Premier Data Services, Inc., a Delaware corporation

3.1	Articles of Incorporation of Xedar Corporation, dated May 6, 1974
3.2	Articles of Amendment of Xedar Corporation, dated November 26, 1974
3.3	Articles of Amendment of Xedar Corporation, dated July 23, 1979
3.4	Articles of Amendment of Xedar Corporation, dated September 29, 2004
3.5	Articles of Amendment of Xedar Corporation, dated December 12, 2005
3.6	Articles of Amendment of Xedar Corporation, dated December 18, 2006
3.7	Bylaws of Xedar Corporation, dated December 29, 2006
10.1	Interest Purchase Agreement, dated January 1, 2007, by and between David M. King, Glen W. Thurow, and PDS GIS/LIS, Inc.
10.2	Stock Purchase Agreement, dated December 29, 2006, by and among Underwood Family Partners, Ltd., Battersea Capital, Inc., Kanouff LLC, and Xedar Corporation
23.1	Consent of Schumacher & Associates, Inc.
*Schedules and similar attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-B. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.